EXHIBIT 8.1

August 15, 2017

Hewlett Packard Enterprise Company
5400 Legacy Drive
Plano, TX 75024

Ladies and Gentlemen:

We have acted as special tax counsel to Hewlett Packard Enterprise Company, a Delaware corporation (“Houston”), in connection with the proposed distribution (the “Distribution”) by Houston of all of the outstanding (i) Class A common stock (the “Seattle Shares”) of Seattle SpinCo, Inc., a Delaware corporation and a wholly-owned subsidiary of Houston (“Seattle”), on a pro rata basis to holders of HPE Shares and (ii) Class B common stock of Seattle in exchange for all of the outstanding Series A Junior Participating Redeemable Preferred Stock of Houston, and certain other related transactions (collectively, the “Separation”), followed by the merger (the “Merger,” and together with the Separation, the “Transactions”) of Seattle MergerSub Inc., a Delaware corporation (“Merger Sub”), with and into Seattle, with Seattle continuing as the surviving corporation and an indirect wholly-owned subsidiary of Micro Focus International PLC, a company organized under the laws of England and Wales (“Miami”).  This letter sets forth our opinion concerning the material U.S. federal income tax consequences of the Distribution.  Capitalized terms not otherwise defined herein shall have the meanings set forth in the Registration Statement (defined below).

In preparing our opinion, we have relied upon the accuracy and completeness of certain statements, representations, warranties, covenants and information made by representatives of Houston, Seattle, Miami and their respective subsidiaries, including the accuracy and completeness of all representations and covenants set forth in the certificate issued on (i) August 10, 2017, by an officer of Houston and an officer of Seattle on behalf of Houston and Seattle, respectively (the “Houston & Seattle Officers’ Certificate”), and (ii) August 10, 2017,  by an officer of Miami (the “Miami Officer’s Certificate” and, together with the Houston & Seattle Officers’ Certificate, the “Officers’ Certificates”).  We have also relied upon the accuracy and completeness of the statements, representations, warranties, covenants and information set forth in the following documents:

•	the request for private letter ruling submitted by Houston to the Internal Revenue Service (the “Service”) on May 12, 2017 (including all exhibits or attachments thereto), as supplemented and amended;

Hewlett Packard Enterprise Company

•
the registration statement of Miami on Form F−4 filed with the Securities and Exchange Commission (the “SEC”) (including all amendments and exhibits thereto and the proxy statement/prospectus) (the “Registration Statement”);

•
the transaction agreements (including all schedules, exhibits or other attachments thereto) pursuant to which the Transactions have been and will be effected (collectively, with the documents referred to in the preceding bullets and with the Officers’ Certificates, the “Transaction Documents”); and

•	such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

For purposes of rendering our opinion, we have assumed that such statements, representations, warranties and information set forth in the Transaction Documents are true, correct and complete, and that such covenants will be complied with, in each case, without regard to any qualification as to knowledge, belief, intent or otherwise.  Our opinion assumes and is expressly conditioned on, among other things, the statements, representations, warranties and covenants made by representatives of Houston, Seattle, Miami and their respective subsidiaries, including those set forth in the Transaction Documents.  We have assumed that the Transactions will be consummated in the manner contemplated by the Transaction Documents.  Our opinion further is expressly conditioned on the following: at the time of the Transactions, (i) an appropriate officer of each of Houston and Seattle will execute certificates including representations and covenants substantially similar to those contained in the Houston & Seattle Officers’ Certificate, (ii) an appropriate officer of Miami will execute certificates including representations and covenants substantially similar to those contained in the Miami Officer’s Certificate and (iii) we will deliver an opinion regarding the material U.S. federal income tax consequences of the Distribution, the Merger and certain related transactions, as described in the Registration Statement.

In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder (the “Treasury Regulations”), pertinent judicial authorities, rulings of the Service, and such other authorities as we have considered relevant. The conclusions set forth herein are based on our analysis and interpretation of the applicable authorities and our views regarding the most appropriate interpretation of such authorities as applicable to the facts of the Transactions.  It should also be noted that such laws, Code, Treasury Regulations, judicial decisions, administrative interpretations, and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based could affect our conclusions herein. Accordingly, there can be no assurance that our opinion will be accepted by the Service or, if challenged, by a court.

Hewlett Packard Enterprise Company

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement under the heading “U.S. Federal Income Tax Consequences,” it is our opinion that under current U.S. federal income tax law:

1.
Houston should not recognize income, gain or loss on the Distribution (except for taxable income or gain possibly arising as a result of certain internal restructuring transactions undertaken prior to or in anticipation of the Distribution or with respect to any “excess loss account” or “intercompany transaction” required to be taken into account by Houston under Treasury Regulations relating to consolidated federal income tax returns).

2.	U.S. Holders of HPE Shares should not recognize income, gain or loss on the receipt of Seattle Shares in the Distribution.
3.
A U.S. Holder’s aggregate tax basis in its HPE Shares and Seattle Shares immediately after the Distribution should be the same as the aggregate tax basis of the HPE Shares held by such U.S. Holder immediately before the Distribution, allocated between such HPE Shares and Seattle Shares in proportion to their relative fair market values.

4.	A U.S. Holder’s holding period in the Seattle Shares received in the Distribution should include the holding period of the HPE Shares with respect to which such Seattle Shares were received.
Except as set forth above, we express no opinion to any party as to any tax consequences, whether federal, state, local or foreign, of the Transactions or any other transaction or event contemplated by or referred to in the Registration Statement.  This opinion is being delivered prior to the consummation of the proposed transactions and therefore is prospective and dependent on future events.  No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or a retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusions stated herein.  This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent change in the facts stated, referenced, or assumed herein or of any subsequent change in applicable law.  We consent to the use of our name in the Registration Statement and to the filing of this opinion with the SEC as an exhibit to the Registration Statement.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP